Exhibit 10.6

RESTRICTED STOCK UNIT AGREEMENT

UNDER THE CITRIX SYSTEMS, INC.
2014 EQUITY INCENTIVE PLAN
Name of Awardee: Kirill Tatarinov
Award Date: January 25, 2016
Number of Restricted Stock Units at 100% Attainment: 220,235 (the “Target Award”)
Opening Average Share Value: $70.83

Pursuant to the Citrix Systems, Inc. 2014 Equity Incentive Plan (as amended from time to time, the “Plan”), Citrix Systems, Inc. (the “Company”) hereby grants an Award (as defined in the Plan) of Restricted Stock Units (as defined in the Plan) to the awardee named above (the “Awardee”). Upon acceptance of this Agreement (the “Award Agreement”), Awardee shall receive the number of Restricted Stock Units specified above, subject to the restrictions and conditions set forth in this Award Agreement and in the Plan.

1.Vesting.

(a)No portion of this Award may be settled until the Committee has determined the portion that has vested. Except as otherwise provided herein, including Section 1(b) below, the number of Restricted Stock Units vested shall be based on the Company’s performance during the Performance Period specified below and, except as provided in Sections 2(b) and 4(b), shall be further subject to Awardee’s continuous employment relationship with the Company or its Affiliates through the conclusion of the Performance Period. As used herein, “Performance Period” shall mean the three-year period ending on January 24, 2019 or a Change in Control, if earlier.

(b)At the end of the 18-month period commencing on the Award Date and ending on July 24, 2017 (such 18-month period, the “Interim Performance Period”), the Committee, as promptly as practicable (but in no event later than 60 days) following the conclusion of the Interim Performance Period, shall determine the number of Restricted Stock Units that would be deemed earned upon the final day of the Interim Performance Period in accordance with Section 2(a), if all references to the Performance Period instead referred to the Interim Performance Period, and all such calculations referenced the Interim Performance Period in lieu of the Performance Period. The lesser of (i) such number of Restricted Stock Units calculated and (ii) 33% of the Target Award shall be deemed earned (the “Interim Earned RSUs”) but such Interim RSUs shall remain subject to Awardee’s continuous employment relationship with the Company or its Affiliates through the conclusion of the Performance Period.

(c)The Committee, as promptly as practicable (but in no event later than 60 days) following the conclusion of the Performance Period, shall determine the number of Restricted Stock Units that would vest upon the final day of the Performance Period (the “Vesting Date”) in accordance with Section 2 (such number of RSUs, the “Full Period RSUs”). On the Vesting Date, the greater of (i) the Full Period RSUs, or (ii) the Interim Earned RSUs, shall vest in one installment. For the avoidance of doubt, Awardee shall receive either the Interim Earned RSUs or the Full Period RSUs, but not both. Awardee shall forfeit any portion of this Award that is not vested upon the conclusion of the Performance Period.

2.Performance Criteria and Attainment Levels.

(a)Except as set forth in Sections 1(b), 2(b), 4(b) and 4(d) below, the attainment level under this Restricted Stock Unit Award will be determined during the first 60 days following the end of the Performance Period and will be based on the Annualized TSR Percentage and Relative TSR Percentile targets set forth below. The number of Restricted Stock Units vested as a percentage of the Target Award shall be determined in accordance with the following table:

		Annualized TSR Percentage
		Negative	0-4.99%	5%	10%	20%	30%
Relative TSR Percentile	Less than 60th Percentile	0%	0%	50%	100%	150%	200%
	60th to 74.9th Percentile	25%	50%	75%	100%	150%	200%
	75th to 84.9th Percentile	50%	75%	100%	100%	150%	200%
	85th Percentile or higher	75%	100%	100%	100%	150%	200%

In the event that the Annualized TSR Percentage is greater than 5% and falls between two levels in the above table, linear interpolation shall be used between columns to determine the number of Restricted Stock Units that vest.
(b)In the event that a Change in Control (as defined in the Employment Agreement) occurs prior to the end of the Performance Period, Awardee will be deemed to have satisfied the performance criteria and Awardee shall earn the greater of (i) the Target Award, and (ii) the attainment level that would otherwise have been determined based on the Annualized TSR Percentage and Relative TSR Percentile from the first day of the Performance Period through the date of the Change in Control pursuant to Section 2(a) above, in each case except as provided in Section 4(d), subject to continued time-based vesting conditioned on Awardee’s continued employment through the end of the Performance Period, at which time such deemed earned Restricted Stock Units shall be settled in accordance with Section 3.

(c)As used herein, the following terms shall have the following respective meanings:

“Acquisition Price” means the price per share of Stock payable to the Company’s stockholders in connection with a Change in Control involving sale of Stock by the Company’s stockholders. In all other instances, “Acquisition Price” means the closing price per share of Stock immediately following the Change in Control.
“Annualized TSR Percentage” means the compounded annual growth rate, expressed as a percentage (rounded down to the nearest tenth of a percent (0.1%)), in the value per share of Stock during the Interim Performance Period, Performance Period or Performance Period through the date of the Change in Control, whichever is applicable, due to the appreciation in the price per share of Stock and dividends paid during such period, assuming dividends are reinvested. Where “D” is the amount of dividends paid to a shareholder of record with respect to one share of Stock during the Performance Period and N is the number of 12 month periods that have elapsed between January [__], 2016 and the last day of the Performance Period (which may not be a full integer if computed in connection with a Change in Control or Section 1(b)) the Annualized TSR Percentage is calculated as follows:
            “Ending Share Value” means the average of the closing price of one share of Stock over the 20 consecutive trading days ending on, and including the last date of the Performance Period (or if such date is not a trading day, the most recent trading day immediately preceding such date); provided that (i) if the last date of the Performance Period is the date upon which a Change in Control occurs, the Ending Share Value as of such date shall be equal to the Acquisition Price, as determined by the Committee.
“Cause” shall have the same meaning as defined in the Employment Agreement.
“Disability” shall have the same meaning as defined in the Employment Agreement.
“Employment Agreement” means that certain Employment Agreement between the Company and Awardee dated as of January 19, 2016 as may be amended from time to time.
“Good Reason” shall have the same meaning as defined in the Employment Agreement.

“Index Companies” means the companies included in the S&P Computer Software Select Index, but specifically excluding the Company, throughout the Performance Period.
“Opening Average Share Value” means $70.83, representing the average of the closing price of one share of Stock over the 20 consecutive trading days ending on, and including the Award Date.
“Relative TSR Percentile” means the Company’s Annualized TSR Percentage during the Performance Period relative to the Annualized TSR Percentage of the Index Companies during the Performance Period. The Relative TSR Percentile will be determined by ranking the Company and the Index Companies from highest to lowest according to their respective Annualized TSR Percentages. After this ranking, the percentile performance of the Company relative to the Index Companies will be determined as follows:

where:	“P” represents the percentile performance calculated to the first decimal.
“N” represents the number of Index Companies.
“R” represents the Company’s ranking among the Index Companies where the Index Companies are ranked from the highest Annualized TSR Percentage to the lowest.
“Stock” means a share of the Company’s common stock, par value $.001 per share.
3.Issuance of Stock.

(a)    Except as set forth in Section 2(b), subject to the determination of attainment levels by the Committee under Section 2, each vested Restricted Stock Unit entitles Awardee to receive one share of Stock.
(b)    Within a reasonable amount of time after the Committee has made the determination pursuant to Section 2 and all applicable service vesting requirements required by Sections 1(a) and 2(b) have been satisfied (but in no event later than two and one-half months after the year in which the Vesting Date or the date of termination of Awardee’s employment occurs, as applicable), Awardee’s name shall be entered as the stockholder of record on the books and records of the Company with respect to the shares of Stock underlying the Restricted Stock Units earned in accordance with this Agreement and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Awardee.
(c)    Until such time as shares of Stock have been issued to Awardee pursuant to Section 3(b) above, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award, including but not limited to voting rights.
(d)    If on any date the Company shall pay any cash dividend on shares of Stock, the number of Restricted Stock Units credited to Awardee shall, as of such date, be increased by an amount (rounded to the nearest whole number) determined by the following formula:
W = (X multiplied by Y) divided by Z, where:
W = the number of additional Restricted Stock Units to be credited to Awardee on such dividend payment date;

X = the aggregate number of Restricted Stock Units (whether vested or unvested) credited to Awardee as of the record date of the dividend;
Y = the cash dividend per share amount; and
Z = the Fair Market Value per share of Stock (as determined under the Plan) on the dividend payment date.
In the case of a dividend paid on Stock in the form of Stock, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, the number of Restricted Stock Units credited to Awardee shall be increased by a number equal to the product of (i) the aggregate number of Restricted Stock Units that have been awarded to Awardee through the related dividend record date, and (ii) the number of shares of Stock (including any fraction thereof) payable as dividend on one share of Stock. In the case of a dividend payable in property other than shares of Stock or cash, the value of such dividend per share of Stock shall be determined in good faith by the Board and shall be converted to additional Restricted Stock Units based on the formula above. Any additional Restricted Stock Units shall be subject to the vesting and restrictions of this Award Agreement in the same manner and for so long as the Restricted Stock Units granted pursuant to this Award Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company if and when such Restricted Stock Units are so forfeited.
4.Termination of Employment.

(a)Except as set forth in Section 4(b), 4(c) or 4(d) below, if Awardee’s employment by the Company or its Affiliates (as defined in the Plan) is voluntarily or involuntarily terminated (regardless of whether Awardee continues to be an employee under local labor laws) for any reason other than Disability or death prior to the end of the Performance Period, Awardee’s rights in any Restricted Stock Units that are not vested shall automatically terminate as of the date Awardee is no longer actively employed by the Company and its Affiliates as determined by the Committee or any of its delegates in its, his or her sole discretion (the “Termination Date”), and such Restricted Stock Units shall be canceled and shall be of no further force and effect.

(b)If Awardee’s employment is terminated by the Company for reasons other than Cause, death or Disability or Awardee resigns for Good Reason prior to the end of the Performance Period, subject to the effectiveness of the release required by the Employment Agreement, Awardee shall not forfeit his Award and shall remain eligible to earn his Award, subject to the requirements of Section 2; provided, however, that the number of Restricted Stock Units earned shall be the greater of (i) the Full Period RSUs determined pursuant to Section 1(c), multiplied by a fraction, the numerator of which shall be the number of calendar days from the Award Date to Awardee’s Termination Date and the denominator of which shall be the number of days in the Performance Period, and (ii), if the Termination Date falls after the end of the Interim Performance Period, the Interim Earned RSUs determined pursuant to Section 1(b), and if the Termination Date falls prior to the end of the Interim Performance Period, the Interim Earned RSUs determined pursuant to Section 1(b) multiplied by a fraction, the numerator of which shall be the number of calendar days from the Award Date to Awardee’s Termination Date and the denominator of which shall be number of days in the Interim Performance Period.

(c)If Awardee’s termination of employment is on account of Disability or death prior to the end of the Performance Period, Awardee shall not forfeit his Award and shall remain eligible to earn his Award, subject to the requirements of Section 2; provided, however, that the number of Restricted Stock Units earned shall be the greater of (i) the Full Period RSUs determined pursuant to Section 1(c), multiplied by a fraction, the numerator of which shall be the number of calendar days from the Award Date to Awardee’s Termination Date and the denominator of which shall be the number of days in the Performance Period, and (ii), if the Termination Date falls after the end of the Interim Performance Period, the Interim Earned RSUs determined pursuant to Section 1(b), and if the Termination Date falls prior to the end of the Interim Performance Period, the Interim Earned RSUs determined pursuant to Section 1(b) multiplied by a fraction, the numerator of which shall be the number of calendar days from the Award Date to Awardee’s Termination Date and the denominator of which shall be number of days in the Interim Performance Period.

(d)If within 18 months following a Change in Control and prior to the end of the Performance Period Awardee is terminated by the Company for reasons other than Cause, death or Disability, or Awardee terminates his employment with the Company for Good Reason, subject to the effectiveness of the release required by the Employment Agreement, Awardee shall vest in the Restricted Stock Units deemed earned in accordance with Section 2(b).

(e)If Awardee’s employment with the Company and its Affiliates terminates for any other reason, then Awardee’s right in any Restricted Stock Units that are not vested shall automatically terminate as of the date that Awardee’s employment terminates, and such Restricted Stock Units shall be canceled and shall be of no further force and effect.

(f)In the event of Awardee’s termination of his employment after the Performance Period, the Company, as soon as practicable following the date of such termination (the “Termination Date”) (but in no event later than two and one-half months after the end of the Performance Period) shall issue shares of Stock to Awardee (or Awardee’s designated beneficiary or estate executor, as applicable, in the event of Awardee’s death) with respect to any Restricted Stock Units which, as of the Termination Date, have been earned but for which shares of Stock had not yet been issued to Awardee.

5.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.Transferability. This Award Agreement and the Award are personal to Awardee, non-assignable and not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. If Awardee is a U.S. employee (as determined by the Committee or any of its delegatees in its, his sole discretion), Awardee may be permitted to designate a beneficiary with respect to the shares of Stock to be issued upon vesting of the Award.

7.Tax Withholding. Regardless of any action the Company, or if different, Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Awardee’s participation in the Plan and legally applicable to Awardee (“Tax-Related Items”), Awardee acknowledges that the ultimate liability for all Tax-Related Items is and remains his responsibility and that such liability may exceed the amount actually withheld by the Company or the Employer. Awardee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Stock upon settlement of the Restricted Stock Units, the subsequent sale of Stock and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Awardee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Awardee has become subject to tax in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, Awardee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Awardee’s Tax-Related Items subject to a withholding obligation by the Company and/or the Employer shall be satisfied through a net issuance of shares. The Company shall withhold from shares of Stock to be issued to Awardee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the Tax-Related Items due. Alternatively, or in addition, the Company or the Employer may decide in their sole and absolute discretion to satisfy Awardee’s obligation for Tax-Related Items by one or a combination of the following: (i) withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Awardee’s behalf pursuant to this authorization); or (ii) in any other way set forth in Section 15 of the Plan.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Awardee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding Stock, for tax purposes, Awardee is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of shares is held back solely for purposes of paying the Tax-Related Items due as a result of any aspect of Awardee’s participation in the Plan.
Finally, Awardee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Awardee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Stock or the proceeds of the sale of Stock, if Awardee fails to comply with Awardee’s obligations in connection with the Tax-Related Items.
8.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Awardee’s participation in the Plan, or Awardee’s acquisition or sale of the underlying Stock. Awardee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

9.Data Privacy. By entering into this Award Agreement, Awardee explicitly, voluntarily and unambiguously consents to the collection, use, and transfer, in electronic or other form, of Awardee’s personal data as described in this Award Agreement and any other grant materials by and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.

Awardee understands that the Employer, the Company and its Affiliates may hold certain personal information about Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, or any shares held in the Company, and details of all Awards or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in Awardee’s favor (“Data”), for the exclusive purpose of managing and administering the Plan.
Awardee further understands that the Employer, the Company and/or its Affiliates will transfer Data among themselves as necessary for the exclusive purposes of implementation, administration and management of Awardee’s participation in the Plan, and that the Employer, the Company and/or its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan, including Fidelity Stock Plan Services, LLC or such other stock plan service provider as may be selected by the Company (“Data Recipients”).
Awardee understands that the Data Recipients may be located in Awardee’s country or elsewhere, including outside the European Economic Area, and that the Data Recipient’s country (e.g., the United States) may have different data privacy laws and protections. Awardee understands that, if Awardee resides outside the United States, Awardee may request a list with the names and addresses of Data Recipients by contacting in writing Awardee’s local human resources representative. Awardee authorizes the Data Recipients to receive, possess, use, retain, and transfer Data, in electronic or other form, for the purposes of implementing, administering, and managing Awardee’s participation in the Plan. Awardee understands that Data will be held only as long as is necessary to implement, administer and manage Awardee’s participation in the Plan.
Awardee understands that, if Awardee resides outside the United States, Awardee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data to make the information contained therein factually accurate, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Awardee’s local human resources representative.
Further, Awardee understands that Awardee is providing the consents herein on a purely voluntary basis. If Awardee does not consent, or if Awardee later seeks to revoke the consents, Awardee’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the consents is that the Company would not be able to grant Restricted Stock Units or other equity awards to Awardee or administer or maintain such awards. Therefore, Awardee understands that refusing or withdrawing the consents may affect Awardee’s ability to participate in the Plan. For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee understands that Awardee may contact in writing Awardee’s local human resources representative.
10.Nature of Grant. In accepting the Restricted Stock Units, Awardee expressly acknowledges, understands and agrees to the following:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be terminated by the Company at any time, except as otherwise set forth in the Plan;

(b)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units or other awards have been granted in the past;

(c)all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company;

(d)this Award Agreement does not confer upon Awardee any rights with respect to continuation of employment by the Employer and shall not interfere with the ability of the Employer to terminate Awardee’s employment or service relationship (if any) at any time;

(e)the Restricted Stock Unit grant and Awardee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;

(f)the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty; and

(g)Awardee is voluntarily participating in the Plan.

11.Miscellaneous.

(a)Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the last address on record at the Employer, or in either case at such other address as one party may subsequently furnish to the other party in writing or such other form as may be specified by the Company.

(b)The Committee may amend the terms of this Award Agreement, prospectively or retroactively, provided that the Award Agreement as amended is consistent with the terms of the Plan; provided, further, however that the Committee in its sole and absolute discretion may prospectively or retroactively amend any performance goal related to this Award, including, without limitation, in connection with strategic transactions. In no event shall such amendment impair Awardee’s rights under this Award Agreement without Awardee’s consent.

(c)This Award Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of Awardee.

(d)This Award Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument. This Award Agreement and the Plan together constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals written, oral or electronic relating to the subject matter hereof.

12.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.Governing Law and Venue. The Restricted Stock Units and this Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Florida and agree that such litigation shall be conducted in the courts of Broward County, Florida, or the federal courts for the United States for the Southern District of Florida, where this grant is made and/or to be performed.
14.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Awardee’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Awardee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

15.Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.Insider Trading Restrictions/Market Abuse Laws. Awardee acknowledges that Awardee may be subject to insider trading restrictions and/or market abuse laws, which may affect his ability to acquire or sell the shares of Stock or rights to shares of Stock under the Plan during such times as Awardee is considered to have “inside information” regarding the Company. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Awardee acknowledges that it is Awardee’s responsibility to comply with any applicable restrictions, and Awardee is advised to speak to his personal advisor on this matter.

17.Waiver. Awardee acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Awardee or any other awardee.

By electronically accepting the Award Agreement and participating in the Plan, Awardee agrees to be bound by the terms and conditions in the Plan and this Award Agreement. Within six months of the Award Date, if Awardee has not electronically accepted this Award Agreement on Fidelity.com’s website, or the website of any other stock plan service provider appointed by the Company, then this award shall automatically be deemed accepted, and Awardee shall be bound by the terms and conditions in the Plan and this Award Agreement.